PROSPECTUS SUPPLEMENT NO. 8	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated May 9, 2008	Registration No. 333-129842

Computer Software Innovations, Inc.

14,435,472 SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus dated May 9, 2008, as amended and supplemented, relating to the offer and sale by the selling stockholder identified in the Prospectus of up to 14,435,472 shares of common stock of Computer Software Innovations, Inc. (the “Company”).

This Prospectus Supplement is filed to replace the legend on page 3 of the May 9, 2008 Prospectus under the heading “SPECIAL SUITABILITY FOR CALIFORNIA RESIDENTS” with the following language:

SPECIAL SUITABILITY FOR CALIFORNIA RESIDENTS

PERSONS RESIDENT IN CALIFORNIA, OTHER THAN PERSONS EXEMPT UNDER SECTION 25102(i) OF THE CORPORATE SECURITIES LAW OF THE STATE OF CALIFORNIA, WHO WISH TO PURCHASE SHARES OF OUR COMMON STOCK MUST:

•        HAVE NET WORTH EXCLUSIVE OF HOME, FURNISHINGS AND AUTOMOBILES OF NOT LESS THAN $250,000; AND

•        HAVE AN INDIVIDUAL INCOME IN EXCESS OF $65,000 IN EACH OF THE TWO MOST RECENT YEARS PRIOR TO THE PURCHASE, AND A REASONABLE EXPECTATION OF REACHING THE SAME INCOME LEVEL IN THE CURRENT YEAR, OR

•        HAVE NET WORTH EXCLUSIVE OF HOME, FURNISHINGS AND AUTOMOBILES OF NOT LESS THAN $500,000,

•        IN EACH CASE THE AMOUNT OF INVESTMENT IN SHARES MAY NOT EXCEED 10% OF THE INVESTOR’S NET WORTH.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated May 9, 2008, as supplemented on June 4, 2008, July 2, 2008, July 16, 2008, July 17, 2008, August 5, 2008, August 25, 2008 and September 17, 2008, which Prospectus Supplements are to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated May 9, 2008, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 8 is September 17, 2008.